Exhibit 4.11

CONSENT OF EXPERT

September 16, 2013

I, James W. Hendry, P. Eng., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. in connection with (a) the report entitled “Technical Report on the Denison Mines Inc. Uranium Properties, Saskatchewan, Canada” dated November 21, 2005, as amended on February 16, 2006, (b) the report entitled “Technical Report on the Sue D Uranium Deposit Mineral Resource Estimate, Saskatchewan, Canada” dated March 31, 2006, (c) the report entitled “Technical Report on the Midwest Uranium Deposit Mineral Resource and Mineral Reserve Estimates, Saskatchewan, Canada” dated June 1, 2005, as amended on February 14, 2006, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-8 of Denison Mines Corp. dated September 19 2013.

/s/ James W. Hendry
James W. Hendry, P.Eng.